EXHIBIT 5(a) and 8
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                                  REID & PRIEST LLP
                                 40 West 57th Street
                            New York, New York 10019-4097
                                    (212) 603-2000



                                                       New York, New York
                                                       May 4, 1998



          National Fuel Gas Company
          10 Lafayette Square
          Buffalo, New York 14203



          Ladies and Gentlemen:

               With reference to the Registration Statement on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission ("SEC") by National Fuel Gas Company ("Company") under the Securities Act of 1933, as amended ("Act"), and pursuant to which the Company intends to register 1,000,000 shares of its common stock, $1.00 par value ("Stock"), and the 1,000,000 common stock purchase rights ("Rights") appurtenant thereto, for offer and sale in connection with its Dividend Reinvestment and Stock Purchase Plan ("Plan"), we are of the opinion that:

               1. All action necessary to make the Stock, insofar as it consists of authorized but unissued Stock, validly issued, fully paid and non-assessable will have been taken provided that:

               a. An SEC order pursuant to the Public Utility Holding Company Act of 1935, as amended, relating to the authorized but unissued Stock, shall be and remain effective;

               b. At a meeting or meetings of your Board of Directors and/or a duly appointed and authorized committee thereof all necessary actions shall have been taken to authorize the issuance and sale of the authorized but unissued Stock in connection with the Plan, including fixing or otherwise determining the consideration to be received therefor; and

               c. The authorized but unissued Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement.

               2. The Rights, when issued as contemplated by the Registration Statement, will be legally issued.

               We are further of the opinion that the statements made in the Registration Statement under the heading "Federal Income Tax Information" constitute an accurate description, in general terms, of certain Federal income tax consequences to participants in the Plan.

               We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of New Jersey. As to all matters of New Jersey law, we have relied upon an opinion of even date herewith of Stryker, Tams & Dill LLP, New Jersey counsel for the Company, which is being filed as an exhibit to the Registration Statement.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP